Exhibit (e)(iii)

Schedule A

to the

Distribution Agreement

between Schwab Annuity Portfolios and

Charles Schwab & Co., Inc.

dated March 3, 2012

Fund	Effective Date

Schwab Money Market Portfolio	March 29, 1994

Schwab VIT Balanced Portfolio	March 5, 2012
Schwab VIT Balanced with Growth Portfolio	March 5, 2012
Schwab VIT Growth Portfolio	March 5, 2012

SCHWAB ANNUITY PORTFOLIOS

By:
Name:	Omar Aguilar
Title:	Senior Vice President and Chief Investment Officer

CHARLES SCHWAB & CO., INC.

By:
Name:	John Sturiale
Title:	Vice President